EXHIBIT 23.2


                     CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) of CoreComm Limited for the registration of 2.88 million shares of its Common Stock (including Series A Junior Participating Preferred Stock Purchase Rights) pertaining to the CoreComm Limited 2000 Special Stock Optio Plan, of our report dated February 26, 1999, with respect to the consolidated financial statements of OCOM Corporation Telecoms Division, included in CoreComm Limited's Annual Report (Form 10- K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                          Ernst & Young LLP

New York, New York
March 29, 2000